As filed with the Securities and Exchange Commission on July 14, 2011

Registration No. 333-173581

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FRANCESCA’S HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	5632	20-8874704
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Francesca’s Collections, Inc.

3480 W. 12th Street

Houston, Texas 77008

(713) 864-1358

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John De Meritt

President and Chief Executive Officer

3480 W. 12th Street

Houston, Texas 77008

(713) 864-1358

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Sung Pak, Esq. O’Melveny & Myers LLP 7 Times Square New York, New York 10036 (212) 326-2000	LizabethAnn R. Eisen, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	11,500,000	$16.00	$184,000,000	$21,362

(1)	Includes 1,500,000 shares of common stock subject to the underwriters’ option to purchase additional shares of our common stock from the selling stockholders.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid in connection with prior filings of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 (this “Amendment No. 5”) to Francesca’s Holdings Corporation’s Registration Statement on Form S-1 (Registration No. 333-173581) (the “Registration Statement”) is being filed solely to include Exhibits 3.3, 3.4, 5.1, 10.4, 10.13, 10.14, 10.15, 10.16, 10.27, 10.28, 10.29, 10.30, 10.31 and 23.3 and for the purpose of updating the exhibit index attached to the Registration Statement and referenced in Part II, Item 16(a) of the Registration Statement. This Amendment No. 5 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus has been omitted and this Amendment No. 5 consists of only the registration statement cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee, the FINRA filing fee and The NASDAQ Global Select Market listing fee.

SEC registration fee	$21,400
FINRA filing fee	18,900
The NASDAQ Global Select Market listing fee	150,000
Accounting fees and expenses	625,000
Legal fees and expenses	1,050,000
Blue Sky fees and expenses	50,000
Transfer Agent fees and expenses	15,000
Printing and engraving expenses	300,000
Miscellaneous Expenses	550,000

Total	2,780,300

Item 14.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, permits a corporation in its certificate of incorporation or an amendment to eliminate or limit the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of law or obtained an improper personal benefit. Our amended and restated certificate of incorporation that will be in effect upon completion of this offering will provide for this limitation of liability.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, to which he or she is a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against and incurred by such person in any indemnified capacity, or arising out of such person’s status as such, regardless of whether the corporation would otherwise have the power to indemnify under Delaware law.

Our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect upon completion of this offering will provide that we must indemnify our directors and officers to the fullest extent authorized by Delaware law and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Upon completion of this offering, we expect to enter into indemnification agreements with our directors and executive officers. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer or in connection with his or her service at our request for another corporation or entity.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The underwriting agreement to be filed as an exhibit to this registration statement will provide for indemnification of us and our directors and certain of our officers by the underwriters for certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock and preferred stock issued and options granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a)	Issuances of Capital Stock

(1)	Common Stock

On February 25, 2010, the Registrant issued 406,000 shares of common stock, as adjusted for the 400-for-1 stock split, to an employee in connection with the exercise of stock options granted pursuant to the Registrant’s 2007 Stock Incentive Plan.

On November 11, 2010, the Registrant issued 38,325 shares of common stock to an employee in connection with the exercise of stock options granted pursuant to the Registrant’s 2010 Stock Incentive Plan.

On December 16, 2010, the Registrant issued 13,017 shares of common stock to an employee in connection with the exercise of stock options granted pursuant to the Registrant’s 2010 Stock Incentive Plan.

On March 29, 2011, the Registrant issued 12,775 shares of common stock to an employee in connection with the exercise of stock options granted pursuant to the Registrant’s 2010 Stock Incentive Plan.

On April 1, 2011, the Registrant issued 9,609 shares of common stock to an employee in connection with the exercise of stock options granted pursuant to the Registrant’s 2010 Stock Incentive Plan.

On April 5, 2011, the Registrant issued 4,258 shares of common stock to an employee in connection with the exercise of stock options granted pursuant to the Registrant’s 2010 Stock Incentive Plan.

On May 9, 2011, the Registrant issued 12,500 shares of common stock to an employee in connection with the exercise of stock options granted pursuant to the Registrant’s 2010 Stock Incentive Plan.

On May 10, 2011, the Registrant issued 22,259 shares of common stock to certain employees in connection with the exercise of stock options granted pursuant to the Registrant’s 2010 Stock Incentive Plan.

On June 1, 2011, the Registrant issued 9,000 shares of common stock to an employee in connection with the exercise of stock options granted pursuant to the Registrant’s 2010 Stock Incentive Plan.

(2)	Preferred Stock

None.

(b)	Stock Option Grants

On April 1, 2008, the Registrant granted a stock option to purchase 100,000 shares of common stock at an exercise price of $1.43 per share, as adjusted for the 400-for-1 stock split, to an employee pursuant to the Registrant’s 2007 Stock Incentive Plan.

On October 5, 2009, the Registrant granted a stock option to purchase 406,000 shares of common stock at an exercise price of $0.34 per share, as adjusted for the 400-for-1 stock split, to an employee pursuant to the Registrant’s 2007 Stock Incentive Plan.

On March 26, 2010, the Registrant granted stock options to purchase 1,062,400 shares of common stock at an exercise price of $6.13 per share, as adjusted for the 400-for-1 stock split, to certain employees pursuant to the Registrant’s 2010 Stock Incentive Plan.

On May 1, 2010, the Registrant granted stock options to purchase 400,000 shares of common stock at an exercise price of $6.13 per share to certain employees pursuant to the Registrant’s 2010 Stock Incentive Plan.

On July 1, 2010, the Registrant granted a stock option to purchase 80,000 shares of common stock at an exercise price of $6.13 per share to an employee pursuant to the Registrant’s 2010 Stock Incentive Plan.

On December 1, 2010, the Registrant granted stock options to purchase 452,030 shares of common stock at an exercise price of $10.19 per share to certain employees pursuant to the Registrant’s 2010 Stock Incentive Plan.

No underwriters were involved in the foregoing issuances of securities. The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 of the Securities Act or Section 4(2) of the Securities Act. The offers, sales and issuances of the securities that were deemed to be exempt in reliance on Rule 701 were transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The offers, sales and issuances of the securities that were deemed to be exempt in reliance upon Section 4(2) were each transactions not involving any public offering, and all recipients of these securities were accredited investors within the meaning of Rule 501 of Regulation D of the Securities Act who were acquiring the applicable securities for investment and not distribution and had represented that they could bear the risks of the investment. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description

1.1†	Form of Underwriting Agreement.

3.1†	Certificate of Incorporation of Francesca’s Holdings Corporation.

3.2†	Bylaws of Francesca’s Holdings Corporation.

3.3	Form of Amended and Restated Certificate of Incorporation of Francesca’s Holdings Corporation, to be effective upon completion of this offering.

3.4	Form of Amended and Restated Bylaws of Francesca’s Holdings Corporation, to be effective upon completion of this offering.

4.1†	Form of Specimen Common Stock of Francesca’s Holdings Corporation.

5.1	Opinion of O’Melveny & Myers LLP.

10.1†	Stockholders’ Agreement, dated as of February 26, 2010, among Francesca’s Holdings Corporation, CCMP Capital Investors II, L.P., CCMP Capital Investors (Cayman) II, L.P., Francesca’s Collections, Inc., the Management Stockholders signatory thereto and any other Persons signatory thereto from time to time.

10.2†	Credit Agreement, dated as of November 17, 2010, among Francesca’s Collections, Inc., as borrower, Francesca’s LLC, as parent, the other guarantors party thereto, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto.+

10.3†	Guaranty and Security Agreement, dated as of November 17, 2010, among Francesca’s Collections, Inc., the other guarantors party thereto, and Royal Bank of Canada, as administrative agent and collateral agent.

10.4	Form of Indemnification Agreement

10.5†	Francesca’s Holdings Corporation 2007 Stock Incentive Plan

10.6†	Employee Stock Option Agreement for Theresa Backes, dated as of December 1, 2007

10.7†	Francesca’s Holdings Corporation 2010 Stock Incentive Plan

10.8†	Nonqualified Stock Option Agreement for John De Meritt, dated as of March 31, 2010

10.9†	Nonqualified Stock Option Agreement for Khalid M. Malik, dated as of March 31, 2010

10.10†	Nonqualified Stock Option Agreement for Cynthia Thomassee, dated as of May 1, 2010

10.11†	Nonqualified Stock Option Agreement for Gene Morphis, dated as of December 14, 2010

10.12†	Nonqualified Stock Option Agreement for Richard J. Emmett, dated as of March 31, 2010

10.13	Francesca’s Holdings Corporation 2011 Equity Incentive Plan

10.14	Francesca’s Holdings Corporation 2011 Equity Incentive Plan - Form of Nonqualified Stock Option Agreement

10.15	Francesca’s Holdings Corporation 2011 Equity Incentive Plan - Form of Restricted Stock Award Agreement

Exhibit Number	Description
10.16	Francesca’s Holdings Corporation 2011 Executive Bonus Plan
10.17†	Employment Agreement between Francesca’s Holdings Corporation, Francesca’s Collections, Inc. and John De Meritt, dated as of February 26, 2010
10.18†	Employment Letter Agreement between Francesca’s Holdings Corporation and Gene Morphis, dated as of September 9, 2010
10.19†	Employment Letter Agreement between Francesca’s Holdings Corporation and Theresa Backes
10.20†	Employment Agreement between Francesca’s Holdings Corporation, Francesca’s Collections, Inc. and Kyong Yi Gill, dated as of February 26, 2010
10.21†	Employment Letter Agreement between Francesca’s Holdings Corporation and Khalid M. Malik, dated as of November 12, 2009
10.22†	Agreement and First Amendment to Employment Letter Agreement between Francesca’s Holdings Corporation and Khalid M. Malik, dated as of February 26, 2010
10.23†	Letter Agreement between Francesca’s Holdings Corporation and Richard J. Emmett, dated as of November 12, 2009
10.24†	Amendment to Letter Agreement between Francesca’s Holdings Corporation and Richard J. Emmett, dated as of February 26, 2010
10.25†	Form of Lock-up Agreement
10.26†	Commitment Letter, dated May 23, 2011, among Royal Bank of Canada, KeyBank National Association and Francesca’s Collections, Inc.
10.27	Amended and Restated Employment Agreement between Francesca’s Holdings Corporation, Francesca’s Collections, Inc. and John De Meritt, dated as of July 14, 2011
10.28	Amendment to Employment Letter Agreement between Francesca’s Holdings Corporation and Gene Morphis, dated as of July 14, 2011
10.29	Employment Letter Agreement between Francesca’s Collections, Inc. and Theresa Backes, dated as of July 14, 2011
10.30	Amended and Restated Employment Agreement between Francesca’s Holdings Corporation, Francesca’s Collections, Inc. and Kyong Yi Gill, dated as of July 14, 2011
10.31	Employment Letter Agreement between Francesca’s Holdings Corporation, Francesca’s Collections, Inc. and Khalid M. Malik, dated as of July 14, 2011
16.1†	Letter from BDO USA, LLP (formerly known as BDO Seidman, LLP) to the Securities and Exchange Commission dated April 18, 2011.
21.1†	Subsidiaries of Francesca’s Holdings Corporation.
23.1†	Consent of Ernst & Young LLP.
23.2†	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP).
23.3	Consent of O’Melveny & Myers LLP (included as part of Exhibit 5.1).
24.1†	Powers of Attorney (included on signature pages to the Registration Statement filed on April 18, 2011).

*	To be filed by amendment.
†	Previously filed.
+	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions will be filed separately with the SEC.

(b)	Financial Statement Schedules

Schedules not listed have been omitted because the information required to be set forth therein is not applicable, not material or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 14th day of July, 2011.

FRANCESCA’S HOLDINGS CORPORATION

By:	/S/ JOHN DE MERITT
Name: John De Meritt Title: President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/S/ JOHN DE MERITT John De Meritt	President, Chief Executive Officer and Director (Principal Executive Officer)	July 14, 2011

* Gene Morphis	Chief Financial Officer (Principal Financial and Accounting Officer)	July 14, 2011

* Greg Brenneman	Director, Non-Executive Chairman	July 14, 2011

* Kyong Gill	Director, Executive Vice Chairperson	July 14, 2011

* Neill Davis	Director	July 14, 2011

* Richard Emmett	Director	July 14, 2011

* Joseph Scharfenberger	Director	July 14, 2011

* Richard Zannino	Director	July 14, 2011

*	/S/ JOHN DE MERITT

Name: John De Meritt Title: Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1†	Form of Underwriting Agreement.

3.1†	Certificate of Incorporation of Francesca’s Holdings Corporation.

3.2†	Bylaws of Francesca’s Holdings Corporation.

3.3	Form of Amended and Restated Certificate of Incorporation of Francesca’s Holdings Corporation, to be effective upon completion of this offering.

3.4	Form of Amended and Restated Bylaws of Francesca’s Holdings Corporation, to be effective upon completion of this offering.

4.1†	Form of Specimen Common Stock of Francesca’s Holdings Corporation.

5.1	Opinion of O’Melveny & Myers LLP.

10.1†	Stockholders’ Agreement, dated as of February 26, 2010, among Francesca’s Holdings Corporation, CCMP Capital Investors II, L.P., CCMP Capital Investors (Cayman) II, L.P., Francesca’s Collections, Inc., the Management Stockholders signatory thereto and any other Persons signatory thereto from time to time.

10.2†	Credit Agreement, dated as of November 17, 2010, among Francesca’s Collections, Inc., as borrower, Francesca’s LLC, as parent, the other guarantors party thereto, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto.+

10.3†	Guaranty and Security Agreement, dated as of November 17, 2010, among Francesca’s Collections, Inc., the other guarantors party thereto, and Royal Bank of Canada, as administrative agent and collateral agent.

10.4	Form of Indemnification Agreement

10.5†	Francesca’s Holdings Corporation 2007 Stock Incentive Plan

10.6†	Employee Stock Option Agreement for Theresa Backes, dated as of December 1, 2007

10.7†	Francesca’s Holdings Corporation 2010 Stock Incentive Plan

10.8†	Nonqualified Stock Option Agreement for John De Meritt, dated as of March 31, 2010

10.9†	Nonqualified Stock Option Agreement for Khalid M. Malik, dated as of March 31, 2010

10.10†	Nonqualified Stock Option Agreement for Cynthia Thomassee, dated as of May 1, 2010

10.11†	Nonqualified Stock Option Agreement for Gene Morphis, dated as of December 14, 2010

10.12†	Nonqualified Stock Option Agreement for Richard J. Emmett, dated as of March 31, 2010

10.13	Francesca’s Holdings Corporation 2011 Equity Incentive Plan

10.14	Francesca’s Holdings Corporation 2011 Equity Incentive Plan—Form of Nonqualified Stock Option Agreement

10.15	Francesca’s Holdings Corporation 2011 Equity Incentive Plan—Form of Restricted Stock Award Agreement

10.16	Francesca’s Holdings Corporation 2011 Executive Bonus Plan

1

Exhibit Number	Description

10.17†	Employment Agreement between Francesca’s Holdings Corporation and John De Meritt, dated as of February 26, 2010

10.18†	Employment Letter Agreement between Francesca’s Holdings Corporation and Gene Morphis, dated as of September 9, 2010

10.19†	Employment Letter Agreement between Francesca’s Holdings Corporation and Theresa Backes

10.20†	Employment Agreement between Francesca’s Holdings Corporation and Kyong Yi Gill, dated as of February 26, 2010

10.21†	Employment Letter Agreement between Francesca’s Holdings Corporation and Khalid M. Malik, dated as of September 25, 2009

10.22†	Agreement and First Amendment to Employment Letter Agreement between Francesca’s Holdings Corporation and Khalid M. Malik, dated as of February 26, 2010

10.23†	Letter Agreement between Francesca’s Holdings Corporation and Richard J. Emmett, dated as of November 12, 2009

10.24†	Amendment to Letter Agreement between Francesca’s Holdings Corporation and Richard J. Emmett, dated as of February 26, 2010

10.25†	Form of Lock-up Agreement

10.26†	Commitment Letter, dated May 23, 2011, among Royal Bank of Canada, KeyBank National Association and Francesca’s Collections, Inc.
10.27	Amended and Restated Employment Agreement between Francesca’s Holdings Corporation, Francesca’s Collections, Inc. and John De Meritt, dated as of July 14, 2011
10.28	Amendment to Employment Letter Agreement between Francesca’s Holdings Corporation and Gene Morphis, dated as of July 14, 2011
10.29	Employment Letter Agreement between Francesca’s Collections, Inc. and Theresa Backes, dated as of July 14, 2011
10.30	Amended and Restated Employment Agreement between Francesca’s Holdings Corporation, Francesca’s Collections, Inc. and Kyong Yi Gill, dated as of July 14, 2011
10.31	Employment Letter Agreement between Francesca’s Holdings Corporation, Francesca’s Collections, Inc. and Khalid M. Malik, dated as of July 14, 2011

16.1†	Letter from BDO USA, LLP (formerly known as BDO Seidman, LLP) to the Securities and Exchange Commission dated April 18, 2011.

21.1†	Subsidiaries of Francesca’s Holdings Corporation.

23.1†	Consent of Ernst & Young LLP.

23.2†	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP).

23.3	Consent of O’Melveny & Myers LLP (included as part of Exhibit 5.1).

24.1†	Powers of Attorney (included on signature pages to the Registration Statement filed on April 18, 2011).

*	To be filed by amendment.
†	Previously filed.
+	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions will be filed separately with the SEC.

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